United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 7, 2011 (June 1, 2011)
Eastbridge Investment Group Corporation
(Exact name of registrant as specified in its charter)

Arizona	0-52282	86-1032927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8040 E. Morgan Trail, Unit 18, Scottsdale, Arizona 85258
(Address of principal executive offices) (Zip Code)

(480) 966-2020
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 1, 2011, EastBridge Investment Group Corporation (the "Company") entered into three Entrustment Contracts on Listing on the U.S. Stock Markets (the "Agreements"), with Jiangsu Shengan Metal Products Co., Ltd. ("Shengan"), Jiangsu JinLi Copper Co., Ltd. ("JinLi") and Jiangsu Huiyu Hardware Manufacturing Co., Ltd. ("Huiyu"). Pursuant to the Agreements, the Company has agreed to provide consulting services to Shengan, JinLi and Huiyu to assist them in obtaining listings for their stock on the OTCBB through to-be-created holding companies, within nine months following successful completion of a U.S. audit for each company.  Prior to the listing on the OTCBB, the Company has agreed to pay certain of the expenses Shengan, JinLi and Huiyu will incur in connection with the audit and listing processes for the holding companies.  In exchange for its services, the Company will receive equity in the holding companies, as well as cash payments payable in installments upon completion of milestones specified in the Agreements.  Cash fees paid are only refundable by the Company if a company's listing application is denied for a reason due to the Company.  Each Agreement may be terminated by Shengan, JinLi and Huiyu, respectively, at any time upon thirty days' prior written notice.

On June 7, 2011, the Registrant issued a press release announcing its entry into the Agreements, the text of which is attached hereto as Exhibit 99.1.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits

10.27
Translated Entrustment Contract on Listing on the U.S. Stock Markets among EastBridge Investment Group Corporation, Hangzhou LongWen Culture Media Co., Ltd. and Jiangsu Shengan Metal Products Co., Ltd., dated June 1, 2011

10.28
Translated Entrustment Contract on Listing on the U.S. Stock Markets among EastBridge Investment Group Corporation, Hangzhou LongWen Culture Media Co., Ltd. and Jiangsu JinLi Copper Co., Ltd., dated June 1, 2011

10.29
Translated Entrustment Contract on Listing on the U.S. Stock Markets among EastBridge Investment Group Corporation, Hangzhou LongWen Culture Media Co., Ltd. and Jiangsu Huiyu Hardware Manufacturing Co., Ltd., dated June 1, 2011

99.1	Press release, dated June 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EastBridge Investment Group Corp., an Arizona corporation

Dated: June 6, 2011	By:	/s/ Norman Klein
Norman Klein, CFO